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                                                                   Exhibit 4.2

                              STOCKHOLDER AGREEMENT

                                  By and Among

                  INTERNATIONAL BUSINESS MACHINES CORPORATION,

                              SVG LITHOGRAPHY, INC.

                                       and

                           SILICON VALLEY GROUP, INC.

                                          Dated: March 18, 1997

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                                TABLE OF CONTENTS

                                                            Page
                                                            ----
ARTICLE I -  CERTAIN DEFINITIONS.........................     5

ARTICLE II - RIGHT OF FIRST REFUSAL ON NEW ISSUANCES.....    16

      2.1   Issuance of Voting Securities of SVGL........    16
      2.2   Exclusions From Right of First Refusal.......    16
      2.3   Notice.......................................    17
      2.4   Permitted Issuance...........................    18

ARTICLE III - RIGHT OF FIRST OFFER.......................    19

      3.1   Notice.......................................    19
      3.2   Election to Purchase.........................    19
      3.3   Calculation of Pro Rata Share................    20
      3.4   Exclusions...................................    20

ARTICLE IV - IBM OPTION TO PURCHASE OR SELL UPON
                SVG CHANGE IN CONTROL....................    21

      4.1   SVG Change of Control........................    21
      4.2   Closing......................................    23

ARTICLE V - SPECIAL COVENANTS AND AGREEMENTS SOLELY
                  FOR THE BENEFIT OF IBM.................    23

      5.1   Merger; Sale of Assets.......................    23
      5.2   Liquidation..................................    24
      5.3   Priority Transactions........................    24

ARTICLE VI - AFFIRMATIVE COVENANTS OF THE COMPANY........    26

      6.1   Accounting System............................    26
      6.2   Periodic Reports; Budgets....................    26
      6.3   Certificates of Noncompliance................    29
      6.4   Other Reports and Inspection.................    30
      6.5   Insurance....................................    30
      6.6   Business and Properties......................    31
      6.7   Material Changes.............................    31
      6.8   Agreements with Employees....................    32
      6.9   Compliance with Applicable Laws..............    33

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ARTICLE VII - BOARD OF DIRECTORS.........................    34

      7.1   IBM Observer.................................    34
      7.2   Notice of Meetings...........................    34
      7.3   No Observer Fees or Expense..................    35
      7.4   Precedence...................................    35

ARTICLE VIII - LEGEND ON SHARE CERTIFICATES..............    35

      8.1   Legend.......................................    35
      8.2   No Transfer..................................    36

ARTICLE IX - AGREEMENT BY SUBSEQUENT PURCHASERS..........    36

ARTICLE X - MISCELLANEOUS................................    37

      10.1  Assignment...................................    37
      10.2  Consent to Jurisdiction......................    38
      10.3  Amendments; Waivers..........................    38
      10.4  Notices; Consents and Approvals..............    39
      10.5  Interpretation...............................    41
      10.6  Counterparts.................................    41
      10.7  Entire Agreement.............................    41
      10.8  Severability.................................    41
      10.9  Governing Law................................    42
     10.10  Specific Enforcement; Injunctive Relief......    42
     10.11  Governmental Approval........................    42
     10.12  SVG Pledge...................................    43


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      STOCKHOLDERS AGREEMENT dated as of March 18, 1997, by and among
International Business Machines Corporation, a New York corporation ("IBM"), SVG Lithography, Inc., a New York corporation ("SVGL"), and Silicon Valley Group, Inc., a Delaware corporation ("SVG").

                                    RECITALS

      A. SVG, IBM, SVGL, and The Perkin-Elmer Corporation, a New York Corporation entered into an Asset Transfer and Common Stock Purchase Agreement dated May 15, 1990 (the "Asset and Stock Agreement") pursuant to which, inter alia, IBM purchased 600,000 shares of Common Stock from SVGL, and a Stockholders Agreement dated May 15, 1990 (the "Previous Stockholders Agreement") whereby each party obtained certain rights.

      B. SVG, IBM and SVGL have entered into a Stock Purchase and Registration Rights Agreement dated as of March 18, 1997 (the "Stock Purchase Agreement"), pursuant to which SVG will purchase IBM's 600,000 shares of Common Stock of SVGL for three million dollars ($3,000,000).

      C. IBM is a current shareholder of 489,296 shares of Common Stock of SVG.

      D. SVG, IBM, and SVGL desire to provide for certain matters concerning the ownership and transfer of equity

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securities of SVG and SVGL, management of SVGL, registration rights and the other matters set forth herein.

      E. Execution of this Stockholders Agreement is a condition to the obligations of the parties under the Stock Agreement.

                                    AGREEMENT

      NOW THEREFORE, in consideration of the foregoing recitals and the agreements and covenants set forth herein, the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

      As used herein, the following terms shall have the following meanings:

      "Actual Voting Power" of any Person which is a corporation shall mean the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all shares of common stock and other securities of such Person entitled to vote generally in the election of directors of such Person were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than common stock and any other class or series of stock of such Person to the extent that such class


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or series of stock is entitled to vote together as one class with the common stock) or upon the happening of a contingency. In determining the percentage of the Actual Voting Power of any issuing Person represented by Voting Securities of such issuing Person beneficially owned by any other Person, any such securities not outstanding which are subject to outstanding options, warrants or rights beneficially owned by such other Person shall be deemed to be outstanding for the purpose of computing the percentage of Actual Voting Power of the issuing Person represented by Voting Securities of the issuing Person beneficially owned by such other Person, and any securities not outstanding which are subject to outstanding options, warrants or rights not beneficially owned by such other Person shall not be deemed to be outstanding for the purpose of computing the percentage of the Actual Voting Power of the issuing Person represented by Voting Securities of the issuing Person beneficially owned by such other Person.

      "Affiliate" shall mean as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.

      "Affiliate Transferee" shall mean, with respect to a Stockholder, an Affiliate of such Stockholder to whom Voting


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Securities of SVGL have been transferred and continue to be owned by such
Affiliate, unless such transfer was made in compliance with the provisions of
Article III (but was not made pursuant to Section 3.5(v)) or in compliance with the provisions of Article IV.

      "Average Market Price" of the common stock of any issuer shall mean the average of the daily market price of such common stock for the twenty consecutive trading days immediately prior to the day in question. The "daily market price" of such common stock is the price per share of such common stock on the relevant day, determined on the basis of the last reported sale price, regular way, of such common stock as reported on the composite tape, or similar reporting system, for issues listed or admitted for trading on the New York Stock Exchange (or if such common stock has not been so listed or admitted for trading, on the principal national securities exchange on which such common stock is then listed or admitted for trading) or, if there is no such reported sale on the day in question, then the average of the closing bid and asked quotations as so reported or, if such common stock is not then listed or admitted for trading on any national securities exchange, then the closing price for a share of such common stock on such day as reported on NASDAQ or, if such closing prices shall not be reported on NASDAQ, then the average of the high bid and low asked quotations on the day in


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question in the over-the-counter market as reported by NASDAQ, or if not so quoted, as reported by the National Quotation Bureau, Incorporated, or a similar organization. A "trading day" with respect to such common stock is a day on which the principal national securities exchange on which such common stock is listed or admitted to trading is open for the transaction of business or, if such common stock is not listed or admitted to trading on any national securities exchange, a business day.

      A Person shall be deemed the "beneficial owner" of, and shall be deemed to "beneficially own", any securities (a) which such Person or any of its Affiliates is deemed to "beneficially own" within the meaning of Rule 13d-3 under the Exchange Act or (b) which such Person or any of its Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of any right of conversion or exchange, warrant, option or otherwise.

      "Collateral" shall have the meaning set forth in Section 10.12.

      "Common Stock" shall mean the Common Stock, par value $.01 per share, of SVGL.

      "Competitor of IBM" shall mean any Person that develops or has developed, manufactures and sells any product (including a


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wafer) which incorporates a semiconductor die, which die (or wafer) has been manufactured by such Person.

      "Control Transaction" shall mean (i) any sale, lease, exchange or other disposition (whether in one transaction or a series of related transactions) of forty percent (40%) or more of the assets of SVG or SVGL, as the case may be,
(ii) any other transaction or series of transactions which results in or would result in the holders of the Voting Securities of SVG or SVGL, as the case may be, immediately prior to the first of such transactions continuing beneficially to own Voting Securities of SVG or SVGL, as the case may be, (or the successor or surviving entity) representing less than 70% of the Total Voting Power of SVG or SVGL, as the case may be, (or the successor or surviving entity) immediately after any of such transactions or (iii) entering into any agreement providing for any of the foregoing; provided, however, that neither the pledge by SVG of Collateral to any Lender in accordance with Section 10.12, the foreclosure by any such Lender on its interest in such Collateral in accordance with Section
10.12 nor the disposition of the Collateral in accordance with Section 10.12 shall be deemed to effect a Control Transaction.

      As used otherwise in this Agreement, "control" (including its correlative meanings "controlled by" and "under common control with") shall mean possession, directly or indirectly, of


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power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise).

      "Eligible Stockholder" shall mean IBM, so long as IBM, together with all its Affiliate Transferees, beneficially owns the applicable Minimum Equity whether or not it has held such Minimum Equity continuously; provided, however, that if IBM, together with all its Affiliate Transferees, fails to own beneficially the applicable Minimum Equity for a period of 24 consecutive months, then IBM shall not thereafter be an Eligible Stockholder, whether or not IBM again owns beneficially the applicable Minimum Equity after such period of 24 consecutive months.

      "Employee Shares" shall mean shares of Common Stock (i) issued to employees, directors or individual consultants of SVGL and still outstanding or
(ii) issuable upon exercise of options approved by SVGL's Board of Directors or any duly authorized committee thereof and granted to employees, directors or individual consultants of SVGL. For purposes of determining the number of Employee Shares outstanding at any time, (a) shares of Common Stock issuable upon exercise of outstanding options at the time of determination shall be deemed outstanding, (b) shares of Common Stock which were previously issued to employees, directors or individual consultants of SVGL and which have been repurchased


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by SVGL at the per share price originally paid therefor shall not be deemed outstanding and (c) shares which were previously subject to outstanding options, but which have been returned to the stock plan unexercised upon the termination of such options, shall not be deemed outstanding.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      "Fair Market Value" of any Voting Securities of SVGL shall mean (i) if such Voting Securities of SVGL are then publicly traded, the Average Market Price of such Voting Securities of SVGL or (ii) if such Voting Securities of SVGL are not publicly traded, (x) the price mutually determined by SVGL, SVG and IBM or (y) if SVGL, SVG and IBM do not agree on such a price, the price established by an independent, nationally recognized investment banking firm acceptable to SVGL, SVG and IBM. Such Fair Market Value shall be adjusted following the date of determination thereof for any stock split, stock dividend, reverse stock split, recapitalization or other similar event occurring after such date and or prior to the relevant date of purchase of such Voting Securities.

      "First Offer Notice" shall have the meaning set forth in Section 3.1.

      "Governmental Authority" shall mean any court, administrative agency or commission or other governmental


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authority or instrumentality, domestic or foreign, of competent jurisdiction.

      "Law" or "Laws" means all laws, treaties, statutes, ordinances, rules, regulations, judgments, injunctions, stipulations, decrees and orders of any Governmental Authority.

      "Lender" shall have the meaning set forth in Section 10.12.

      "Loan Agreement" shall have the meaning set forth in Section 10.12

      "Minimum Equity" shall mean any Voting Securities in SVG or SVGL. It is understood that any shares of Common Stock or other Voting Securities acquired or reacquired by IBM after March 18, 1997 will, upon such acquisition or reacquisition, be deemed to be owned beneficially by IBM for the purpose of determining whether IBM holds the applicable Minimum Equity.

      "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

      "Offered Securities" shall have the meaning set forth in Section 3.1.

      "Person" shall mean any individual, partnership, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such Person.

      The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the


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declaration or ordering of the effectiveness of such registration statement.

      "Related Company" of any Person shall mean a corporation, company, or other entity (i) more than 20% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, or other unincorporated association), but more than 20% of whose ownership interest representing the right to make decisions for, or designating the managing authority of, such other entity is, owned or controlled, directly or indirectly, by such Person at the time in question, but such corporation, company or other entity shall be deemed to be a Related Company only for so long as such ownership or control exists.

      "SEC" shall mean the Securities and Exchange Commission or any successor commission or agency having similar powers.

      "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

      "sell" or "transfer" or any variation thereof shall mean, for purposes of this Agreement, to issue, assign, pledge, transfer otherwise dispose of.

      "Seller" shall mean any Stockholder who proposes to sell any Voting Securities of SVGL.


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      "Stockholder" shall mean SVG and any Person who acquires beneficial ownership of any Voting Securities of SVGL (other than a Person who acquires ownership of any Voting Securities of SVGL pursuant to the exercise of an employee stock option) and signs the agreement required by Article IX below.

      "Subsidiary" of any Person shall mean a corporation, company, or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, or other unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for, or designating the managing authority of, such other entity is, owned or controlled, directly or indirectly, by such Person at the time in question, but such corporation, company or other entity shall be deemed to be a Subsidiary only for so long as such ownership or control exists.

      "SVG Change in Control" shall mean (a) (i) any sale, lease, exchange or other disposition (whether in one transaction or a series of related transactions) of forty percent (40%) or more of the assets of SVG (without regard to the assets of SVGL which may be included in the consolidated balance sheet of SVG or the Voting Securities of SVGL owned by SVG) to one or more


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Competitors of IBM or (ii) any other transaction or series of transactions with one or more Persons which results in, or would result in, one or more Competitors of IBM, beneficially owning, in the aggregate, Voting Securities of SVG (or the successor or surviving entity) representing 40% or more of the Total Voting Power of SVG (or the successor or surviving entity), (b) the failure of SVG to own beneficially all the Voting Securities and other equity interests of any Affiliate Transferee of SVG (except for directors' qualifying shares) or (c) entering into agreement providing for any of the foregoing.

      "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts.

      "Total Voting Power" of any Person shall mean the total number of votes that may be cast in the election of directors (or similar managing authority) of such Person at any meeting of


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stockholders (or equity owners) of such Person if all Voting Securities of such
Person (assuming full conversion, exchange or exercise of all securities (including rights, warrants and options) convertible into, exchangeable for or exercisable for any securities entitled to vote generally in such election) were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than common stock of such Person and any other class or series of stock to the extent that such other class or series is entitled to vote together as one class with such common stock) or only upon the happening of a contingency.

      "Voting Securities" shall mean, with respect to any Person, the shares of common stock (or other equity interests) and any other securities of such Person entitled to vote generally in the election of directors (or similar managing authority) of such Person, and any other securities (including rights, warrants, options and convertible debt) convertible into, exchangeable for or exercisable for any common stock or other securities refereed to above (whether or not presently convertible, exchangeable or exercisable).

                                   ARTICLE II

                     RIGHT OF FIRST REFUSAL ON NEW ISSUANCES


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      2.1 Issuance of Voting Securities of SVGL. SVGL hereby grants to IBM the right of first refusal to purchase all (or any part) of IBM's pro rata share of any Voting Securities of SVGL that SVGL may from time to time propose to sell or issue. IBM's pro rata share, for purposes of this Section 2.1, shall be the greater of: (a) the ratio of (X) the voting power represented by all Voting Securities of SVG (whether or not then outstanding) beneficially owned by IBM and its Affiliate Transferees immediately prior to such sale or issuance to (Y) the Actual Voting Power of SVG; and (b) the ratio of (X) the voting power represented by all Voting Securities of SVGL (whether or not then outstanding) beneficially owned by IBM and its Affiliate Transferees immediately prior to such sale or issuance to (y) the Actual Voting Power of SVGL.

      2.2 Exclusions From Right of First Refusal. The right of first refusal set forth in this Article II shall not apply to the following sales or issuances of Voting Securities by SVGL:

            (a) Employee Shares or options to acquire Employee Shares;

            (b) Shares of Common Stock issued upon conversion of any convertible securities issued by SVGL in compliance with this Article II;

            (c) Voting Securities of SVGL offered to the public pursuant to a registration statement filed under the Securities


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Act (so long as the distribution pursuant to such registration statement represents a bona fide offer to the public.)

            (d) Voting Securities of SVGL issued to a Person that is neither a Competitor of IBM nor an Affiliate of a Competitor of IBM;

            (e) Voting Securities of SVGL issued pro rata to all holders of SVGL's equity securities in connection with any stock split, stock dividend, recapitalization or similar event by SVGL.

      2.3 Notice. In the event that SVGL proposes to undertake a sale or issuance of Voting Securities of SVGL subject to Section 2.1 which is not excluded from IBM's right of first refusal pursuant to Section 2.2, it shall obtain a bona fide written offer from an unrelated third party with respect to such sale or issuance and shall give IBM written notice of its intention, describing the type and amount of Voting Securities of SVGL, the price and the other material terms upon which SVGL proposes to sell or issue the same, the identity of the Person or Persons to whom SVGL proposes to sell or issue the same and a copy of such offer. IBM shall have thirty (30) days after receipt of such notice to agree to purchase all or any part of its pro rata share of such Voting Securities of SVGL at the price and upon the terms specified in the notice by giving written notice to SVGL and stating therein the quantity of Voting Securities of SVGL to be purchased. If IBM elects to purchase any of the Voting


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Securities IBM agrees, by so electing, to make fully payment for such Voting
Securities on or before seventy-five (75) days after receipt of the notice provided pursuant to this Section 2.3 subject to the provisions of Section 10.11 hereof. In the event IBM fails to pay the purchase price to SVGL within such seventy-five (75) days or upon such later date as may be determined as contemplated by Section 10.11, SVGL shall be free to sell, in accordance with
Section 2.4, those Voting Securities for which full payment has not been made.

      2.4 Permitted Issuances. To the extent that IBM fails to exercise in full the right of first refusal within the thirty (30) day period specified above, SVGL shall have one hundred eighty (180) days thereafter (subject to Section 10.11) to sell the Voting Securities of SVGL respecting that portion as to which IBM's rights were not exercised and purchased to the Person or Persons identified in the notice specified in Section 2.3 at a price and upon terms no more favorable to such Person or Persons than the terms specified in the SVGL's notice. In the event SVGL has not sold such Voting Securities of SVGL to such Person or Persons within such one hundred eighty (180) day (or longer, subject to Section 10.11) period, SVGL shall not thereafter issue or sell any Voting Securities of SVGL without first offering such Voting Securities of SVGL to IBM in the manner provided above. No such sale shall have the effect of waiving or diminishing any


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rights SVGL may have against IBM if IBM fails to pay for Voting Securities which
IBM agreed to purchase pursuant to this Article II.

                                   ARTICLE III

                              RIGHT OF FIRST OFFER

      Before any Seller may transfer any Voting Securities of SVGL to a Competitor of IBM, such Voting Securities shall first be offered by such Seller to IBM as set forth in this Article III.

      3.1 Notice. The Seller shall deliver a notice (the "First Offer Notice") to IBM and SVGL stating (i) the Seller's bona fide intention to sell or transfer such Voting Securities of SVGL, (ii) the number of Voting Securities of SVGL to be sold or transferred (the "Offered Securities") and (iii) the price and other material terms on which the Seller proposes to offer to sell or transfer such Voting Securities of SVGL.

      3.2 Election to Purchase. IBM may elect to purchase all (but not less than all) of the Offered Securities referenced in the First Offer Notice by delivering to the Seller within thirty (30) days after receipt of the First Offer Notice a written notice stating that IBM elects to purchase such Offered Securities. If IBM fails to deliver such a written notice within such thirty
(30) days, IBM shall be deemed to have elected not to purchase any of the Offered Securities. If IBM elects to


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purchase the Offered Securities, IBM agrees, by so electing, to make full payment for such Offered Securities on or before seventy-five (75) days after receipt of the First Offer Notice, subject to the provisions of Section 10.11 hereof. In the event IBM fails to pay the purchase price to the Seller within such seventy-five (75) days or upon such later date as may be determined as contemplated by Section 10.11, the Seller shall be free to sell, in accordance with Section 3.3, the Offered Securities. No such sale shall have the effect of waiving or diminishing any rights the Seller may have against IBM if IBM fails to pay for Offered Securities which IBM agreed to purchase pursuant to this
Article III.

      3.3 Sales of Unsubscribed Voting Securities of SVGL. To the extent that IBM fails to exercise the right to purchase the Offered Securities or fails to purchase the Offered Securities as agreed, the Seller shall have one hundred eighty (180) days thereafter to sell the Offered Securities at a price and upon terms no more favorable to the purchaser thereof than specified in the notice; provided, that if the Seller has concluded an agreement within such one hundred eighty (180) day period to sell such Offered Securities, but such sale is subject to approval by any Governmental Authority, the one hundred eighty (180) day period within which the sale must be completed shall be extended in accordance with Section 10.11. Subject to such Section 10.11,


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in the event that the Seller has not sold such Offered Securities within such one hundred eighty (180) day period, the Seller shall not thereafter sell the Offered Securities without first offering such Offered Securities to IBM in the manner provided above.

      3.4 Exclusions. The provisions of Sections 3.1, 3.2, and 3.3 shall not apply to a transfer of any of Voting Securities of SVGL by a Seller (i) to the public pursuant to a registration statement declared effective under the Securities Act (so long as the distribution pursuant to such registration statement represents a bona fide offering to the public), (ii) through a broker (so long as such sale is through an ordinary "broker's transactions" as such term is defined in Rule 144 under the Securities Act or a transaction with a "market maker" as such term is defined in Section 3(a)(38) of the Exchange Act) when the Seller does not know the identity of the purchaser and does not direct the purchase, (iii) if the Seller is SVG, to an employee of SVG or SVGL, (iv) in a transaction effected in compliance with Section 5.1, (v) if such Seller is IBM or SVG, to any Affiliate of such Seller that is directly or indirectly wholly owned by such Seller, provided such Affiliate complies with the provisions of
Article IX hereof by signing the document referred to in such Article or (vi) to any Person who is not a Competitor of IBM.

                                   ARTICLE IV


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             IBM OPTION TO PURCHASE SVGL UPON SVG CHANGE IN CONTROL

      4.1 SVG Change of Control. In the event that an SVG Change in Control should occur at a time when IBM is an Eligible Stockholder, SVG shall give IBM written notice of such SVG Change in Control (the "Change in Control Notice"). The Change in Control Notice shall specify the identity of the relevant Competitor of IBM and the percentage of Voting Securities of SVG owned by such Competitor of IBM following the SVG Change in Control. Promptly after IBM delivers a notice that it is exercising its appraisal rights hereunder, IBM and SVG shall mutually select a nationally recognized, independent investment banking firm acceptable to SVGL which shall determine the value of the outstanding Voting Securities of SVGL beneficially owned by SVG (together with its Affiliate Transferees). Such determination shall be set forth in writing and delivered to IBM, SVGL and SVG. For a period of 60 days following the determination of such value, IBM shall have the right to purchase all, but not less than all, Voting Securities of SVGL then beneficially owned by SVG (and its Affiliate Transferees) for a cash price equal to such value. Such investment banking firm shall take into account, and give appropriate valuation to, a control premium, if any, for the Voting Securities of SVGL held by SVG (and its Affiliate Transferees). SVGL shall cooperate fully in assisting any such investment banking firm in making its


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determinations, including giving such firm full access to the books and records of SVGL and providing it with such other information as such firm may reasonably request in connection with such determination. Each party hereto shall be free to make written presentations to such investment banking firm to assist it in making its determinations, as long as such party provides a copy of any such written presentation to the other parties. SVG and IBM shall each pay that fraction of the fees and expenses of any such investment banking firm as equals the fraction determined by dividing the voting power represented by the outstanding Voting Securities of SVGL then beneficially owned by such party by the voting power represented by all outstanding Voting Securities of SVGL then beneficially owned by IBM and SVG.

      4.2 Closing. If IBM exercises its right to purchase all Voting Securities of SVGL held by SVG (and its Affiliate Transferees) following an SVG Change in Control, it shall give written notice of its election to SVG within 60 days following delivery of the investment banking firm's written determination of value pursuant to Section 4.1 and SVG (and its Affiliate Transferees) shall be obligated to sell all Voting Securities of SVGL held by them to IBM. The closing of such purchase and sale shall take place on a date mutually acceptable to IBM and SVG, which date shall be no more than 80 days following delivery of the investment banking firm's written determination of value


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
pursuant to Section 4.1, subject to the provisions of Section 10.11 hereof.

                                   ARTICLE V

                        SPECIAL COVENANTS AND AGREEMENTS

                          SOLELY FOR THE BENEFIT OF IBM

      5.1 Merger; Sale of Assets. So long as IBM is an Eligible Stockholder, without the prior written consent of IBM, SVGL shall not (a) become a party to any merger, consolidation or other reorganization with any Competitor of IBM,
(b) sell, lease or otherwise dispose of (whether in one transaction or series of transactions) more than 5% of its assets to any Competitor of IBM or any of its Affiliates (other than the sale, lease or license of products to customers in the ordinary course of business) (c) enter into any other transaction or series of transactions with one or more Persons which results in or would result in one or more Competitors of IBM owning, in the aggregate, Voting Securities of SVGL representing 30% or more of the Total Voting Power of SVGL or (d) enter into any agreement providing for any of the foregoing.

      5.2 Liquidation. So long as IBM is an Eligible Stockholder, without the prior written consent of IBM, SVGL shall not voluntarily dissolve, liquidate or wind up SVGL, carry out any partial liquidation of SVGL, file or consent to the filing of any

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
petition in bankruptcy, consent to the appointment of a receiver for it or any substantial part of its assets, make any general assignment for the benefit of its creditors or take any similar action. For purposes of this Section 5.2 only, if SVGL has complied with Section 5.1 hereof, the sale of SVGL through any merger of consolidation of SVGL with or into any other corporation, or the acquisition by any other Person of SVGL through any merger of any other corporation or corporations into SVGL, or a sale of all or substantially all of the assets of SVGL shall not be deemed a violation of this Section 5.2.

      5.3 Priority Transactions. In the event that SVG and/or SVGL contemplates entering into any transaction(s) with any Person(s) which has or will have the effect of granting any Person(s) priority with respect to receipt of tools which are intended to be made generally available to SVGL's customers, SVG and/or SVGL, as the case may be, will offer IBM the opportunity to participate in the transaction(s) on terms and conditions which are equivalent to the most favorable terms and conditions offered to the other Person(s) participating in the transaction(s).

      a. Notice. In the event that SVG and/or SVGL contemplates entering into a transaction of the type described in Section 5.3, it or they will give IBM written notice of its intention, describing the material terms of the transaction and identity of


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
the proposed other Person(s). IBM shall have thirty (30) days after receipt of such notice to provide SVG and SVGL with notice of IBM interest in participating in the transaction. If IBM indicates such an interest, SVG and/or SVGL, as the case may be, agrees to include IBM in the negotiations of such transactions and allow IBM to participate in the transaction as provided in Section 5.3. In the event IBM fails to provide notice of such interest, SVG and/or SVGL shall be free to proceed with the transaction without IBM's participation as provided in
Section 5.3(b).

      b. Permitted Transactions. To the extent that IBM fails to provide notice as specified above, SVG and/or SVGL shall have one hundred eighty (180) days thereafter (subject to Section 10.11) to conclude the proposed transaction with the Person(s) specified in SVG and/or SVGL's notice, upon terms no more favorable to such Person or Persons than the terms specified in the such notice. In the event SVG and/or SVGL, as the case may be, has not concluded the propose transaction with such Person(s) within such one hundred eighty (180) day (or longer, subject to Section 10.11) period, neither SVG nor SVGL shall thereafter enter into such a transaction without first offering IBM the ability to participate therein in the manner provided above.

                                   ARTICLE VI


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
                      AFFIRMATIVE COVENANTS OF THE COMPANY

            For purposes of this Article VI, SVGL shall cause each of its Subsidiaries to comply with the obligations of SVGL (except in respect of Sections 6.2 and 6.3).

      6.1 Accounting System. SVGL shall maintain all its financial records in accordance with generally accepted accounting principles consistently applied.

      6.2 Periodic Reports; Budgets.

            (a) SVGL shall furnish to IBM as soon as practicable and in any event within 60 days after the end of each fiscal year of SVGL, beginning with the fiscal year ending on September 30, 1997, an annual report of SVGL, including an audited balance sheet as of the end of such fiscal year and the related audited statements of operations, stockholders' equity and cash flows for such fiscal year (similar statements if the foregoing statements change as the result of changes in generally accepted accounting principles) setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and for the budget the fiscal year just completed (provided, however, that information as to the budgeted figures need not be audited), all of which shall fairly present the financial condition of SVGL as of the dates shown and the results of its operations for the periods then ended. Such financial statements shall be accompanied by the report thereon of nationally recognized


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
independent public accountants to the effect that such financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior years (except as otherwise specified in such report). SVGL shall conduct its business so that such report of the independent public accountants shall not contain any qualifications as to the scope of the audit or with respect to SVGL's compliance with generally accepted accounting principles consistently applied, except for changes in methods of accounting in which such accountants concur. SVGL shall also include with such financial statements a calculation of primary and, if applicable, fully diluted earnings per share and a schedule of sales or repurchases of securities of SVGL showing the amount and type of, the price paid for and the conversion prices of, with respect to convertible securities, such security and the seller and purchaser.

            (b) SVGL shall furnish to IBM as soon as practicable and in any event within 30 days after the end of each calendar quarter, a quarterly report of SVGL consisting of an unaudited balance sheet as of the end of such quarter and the related unaudited statements of operations and cash flows for quarter and for the fiscal year to date, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and for the budget for the current fiscal year. All


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
such reports shall be certified by SVGL's chief financial officer as fairly presenting the financial condition of SVGL as of the date shown and its results of operations for the periods then ended and to have been prepared in conformity with generally accepted accounting principles consistently applied, except for normal, recurring year-end audit adjustments.

            (c) SVGL shall furnish to IBM, as soon as practicable and in any event within 30 days after the end of each calendar month, a monthly report of SVGL consisting of an unaudited balance sheet as of the end of such month and the related unaudited statements of operations and cash flows for such month and the fiscal year to date, setting forth in each case in comparative form the corresponding figures for the budget for the current fiscal year. The reports for each calendar month shall include a narrative discussion prepared by SVGL describing the business operations of SVGL during such calendar period.

            (d) SVGL shall furnish to IBM, for so long as IBM is an Eligible Stockholder, as soon as practicable and in any event not less than 30 days prior to the commencement of each fiscal year of SVGL (A) an annual operating budget for SVGL, approved by the Board of Directors of SVGL, for the succeeding fiscal year, containing projections of profit and loss, cash flow and ending balance sheets for each quarter and each month of such fiscal year, (B) an annual summary budget for the three fiscal years


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
following the next fiscal year, containing projections of profit and loss for each of such years, and (C) a business plan for SVGL relating to the succeeding fiscal year setting forth a development plan, financial plan, marketing plan and budgeted and projected figures. Promptly upon preparation thereof, SVGL shall furnish to IBM, for as so long as IBM is an Eligible Stockholder, any other operating budgets or business plans that SVGL may prepare and which are submitted to or approved by the Board of Directors and any revisions of such previously furnished budgets or business plans so approved.

            (e) SVGL's obligations pursuant to Section 6.2 (a) and (b) shall be suspended for so long as the Common Stock is registered pursuant to Section 12 of the Exchange Act of SVGL is required to file reports with the SEC pursuant to
Section 15(d) of the Exchange Act; provided that SVGL timely files its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and provides a copy thereof to each Stockholder.

      6.3 Certificates of Noncompliance. SVGL covenants that promptly after the occurrence of any material default (with or without notice or lapse of time or both) under, or material breach of, this Agreement or any material agreement or obligation, it shall deliver to IBM for so long as IBM is an Eligible Stockholder, a certificate of an officer of SVGL specifying in detail the nature and period of existence thereof


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
and what actions SVGL has taken and proposes to take with respect thereto.

      6.4 Other Reports and Inspection. SVGL shall furnish promptly to IBM (i) copies of any financial statements or financial or other reports or compliance certificates prepared by SVGL for or otherwise furnished to or filed with its stockholders or any lender to SVGL of the SEC and (ii) such other documents, reports, financial data and other information as IBM may reasonably request. SVGL shall, upon reasonable prior notice, make available to IBM or its representatives or designees all properties, assets, books of accounts, corporate records and contracts (subject to the confidentiality provisions of such contracts) of SVGL reasonably requested by IBM, and any other material reasonably requested by IBM, for inspection and shall use its best efforts to make available to IBM, the directors, officers, employees, customers, independent accountants and vendors of SVGL for interviews at reasonable times to verify all information furnished and otherwise to become familiar with SVGL and its business, operations, properties and assets.

      6.5 Insurance. SVGL shall maintain valid policies of workers' compensation, fire and casualty, liability and other forms of insurance with financially sound and reputable insurers, in such amounts, with such deductibles and against such risk and losses as are reasonable for the business and assets of SGL, and


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
SVGL shall maintain such other insurance as may be required by law. The activities and operations of SVGL shall be conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

      6.6 Business and Properties. SVGL shall obtain, preserve, renew and keep in full force and effect all rights, licenses, permits, patents, copyrights, trademarks, trade names and other authorizations which shall be necessary in any material respect to the conduct of its business; provided that SVGL shall not be deemed to be in breach of this Section 6.6 with respect to any such rights, licenses, permits, patents, copyrights, trademarks and trade names which are not in full force and effect but are contested diligently and in good faith by SVGL. SVGL shall maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

      6.7 Material Changes. SVGL shall promptly notify IBM, so long as IBM is an Eligible Stockholder, of (i) any material adverse change in the business, properties, assets, condition (financial or otherwise), operations or prospects of SVGL, and


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
(ii) any lawsuit, claim, proceeding or investigation, pending or, to the best knowledge of SVGL, threatened, or any judgment, order or decree involving SVGL and which, if the result were adverse to SVGL, might have a material effect on the business, properties, assets, condition (financial or otherwise) operations or prospects of the SVGL.

      6.8 Agreements with Employees. The Board of Directors shall cause all members of management and all professional employees of SVGL to enter into agreements as the Board of Directors determines from time to time, relating to
(A) nondisclosure of confidential information; (B) assignment of patents, trademarks and copyrights to SVGL; and (C) noncompetition.

      6.9 Compliance with Applicable Laws. SVGL shall comply in all material respects with all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority (whether now in effect or hereafter enacted) and any filing requirements relating thereto. Such obligation shall include complying in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and filing in a timely manner (within any applicable extension periods) all material returns, reports and forms required to be filed under the Internal Revenue Code of 1986, as amended, or under applicable state, local or foreign laws


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
relating to taxes and timely paying all taxes required to be paid in respect of the periods covered by such returns, reports and forms, except to the extent such statues, laws, ordinances, rules, regulations or filing requirements are being contested diligently and in good faith by SVGL (or in the case of taxes, adequate reserves for payment thereof have been set up and if SVGL receives an assessment for additional taxes from any taxing authority, such taxes are being contested diligently and in good faith). SVGL shall do all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and authority necessary to continue its business. Notwithstanding the foregoing, this Section 6.9 does not apply with respect to:
(i) any environmental matter which is defined in the Environmental Matters Agreement as Specified Environmental Permits and Specified Environmental Actions, or which constitutes a breach of representation and warranty contained in the Environmental Matters Agreement, or (ii) any matter (other than any environmental matter) to the extent it represents a substantial continuation (or would represent a substantial continuation but for the passage of time) of the state of affairs, activities or conduct (or the consummation of transactions or events) that existed, occurred, or was contemplated prior to the May 15, 1990 (but not to the extent a matter formerly in compliance becomes noncompliant by reason of a


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
change in the law). For the purposes of this Section 6.9, the term "Environmental Matters Agreement" has the meaning set forth in the Asset and Stock Agreement. SVGL agrees to use its reasonable best efforts to correct expeditiously any noncompliance with law existing immediately following March 18, 1997. This Section 6.9 shall in no way affect the rights and remedies of the parties pursuant to the Environmental Matters Agreement and any other written, executed agreements in place between the parties.

                                   ARTICLE VII

                               BOARD OF DIRECTORS

      7.1 IBM Observer. IBM shall be entitled to designate a nonvoting observer who shall be entitled to attend all SVGL Board of Directors and committee meetings. IBM acknowledges and agrees that the observer nominated by IBM will be under an obligation to IBM not to disclose to any Person outside of IBM, or use in other than IBM's business, any confidential information or material relating to the business of IBM or its Subsidiaries and therefore no such information or material will be disclosed SVGL even if such disclosure would be of interest or value to SVGL.

      7.2 Notice of Meetings. For so long as IBM has the right to designate a nonvoting observer entitled to attend all SVGL Board and Committee meetings, it shall have the right to receive


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
reasonable prior notice of (with such notice to be sent to the address provided in Section 10.4 below if it has not designated a specific individual), and have its observer, attend, all meetings of the Board of Directors of SVGL or any committee thereof and SVGL will promptly deliver to the observer designated, by IBM copies of all minutes and other records of action by, and all written information furnished to, the Board or such committee; provided that SVGL may, to the extent permitted by applicable law, withhold specific information regarding proprietary technology of SVGL which would (in the good faith opinion of the Board of Directors of SVGL) if disclosed to IBM, result in a competitive disadvantage to SVGL.

      7.3 No Observer Fees or Expense. SVGL will not reimburse any observer sent by IBM or IBM for expenses incurred in connection with attending any meeting of SVGL's Board of Directors.

      7.4 Precedence.

            To the extent, if any, that any provision of this Article VII is inconsistent with the provisions of Section 10.12, the provisions of Section
10.12 shall control.

                                  ARTICLE VIII

                          LEGEND ON SHARE CERTIFICATES


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      8.1 Legend. Each certificate representing Voting Securities of SVGL owned by any Stockholder or any transferee shall bear the following legends (in addition to any legends required under applicable state securities laws), except that such certificate shall not be required to bear the first such restrictive legend if the Stockholder shall provide to SVGL a legal opinion of such Stockholder's counsel, in form and substance reasonably satisfactory to counsel for SVGL, to the effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or any applicable state securities or Blue Sky laws, and shall not bear the second such restrictive legend to the extent no longer required under this Agreement.

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS (COLLECTIVELY "SECURITIES LAWS") AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE SECURITIES LAWS.

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT, DATED AS OF MARCH 18, 1997, BY AND AMONG SVG LITHOGRAPHY, INC., ("SVGL") SILICON VALLEY GROUP, INC., AND INTERNATIONAL BUSINESS MACHINES CORPORATION AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF SVGL, AND SVGL WILL FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE.

      8.2 No Transfer. SVGL agrees not to register the transfer of any certificate so legended if SVGL has not received a


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
certificate from the transferring party as to compliance with all provisions of this Agreement (or if SVGL knows that such provisions have not been (or after giving effect to such transfer would not be) complied with). The holder of each certificate bearing the second of such legends by acceptance thereof agrees to comply in all respects with the provisions of this Agreement. No holder will offer to sell or otherwise dispose of Voting Securities of SVGL or any other security of SVGL other than pursuant the registration requirements of the Securities Act or an exemption therefrom.

                                   ARTICLE IX

                       AGREEMENT BY SUBSEQUENT PURCHASERS

      SVGL agrees to deliver to each Stockholder, and each Stockholder agrees to deliver to all other Stockholders of SVGL and SVGL prior to issuing or making any transfer of Voting Securities of SVGL to any Person not a party to this Agreement, an appropriate document duly executed and delivered by such Person in which such Person agrees that it shall be bound by, and that its beneficial ownership of any Voting Securities of SVGL shall be subject to, all the terms and conditions of this Agreement applicable to (i) a Stockholder generally and
(ii) in the case of a sale to a Person who, after giving effect to such sales, would be an Affiliate Transferee, and Affiliate


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
Transferee. Upon such delivery and transfer, such Person shall become a Stockholder will all the rights hereunder of a Stockholder generally and all other rights hereunder, if any, assigned to it pursuant to Section 10.1.

                                    ARTICLE X

                                  MISCELLANEOUS

      10.1 Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by any party hereto (except by operation of law in connection with a merger, consolidation or sale of all or substantially all the assets of such party or pursuant to Section 10.12) without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that, without such consent, subject to compliance with the provisions of Article IX, any Stockholder may assign all or any part of its rights and obligations hereunder to an Affiliate or to any transferee (provided such assignment shall not relieve it of its obligations hereunder). This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, legatees and assigns. The assignment by any Stockholder on a nonexclusive basis of any rights under this Agreement to any transferee of Voting Securities acquired hereunder shall not affect or diminish


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
the rights or obligations of such Stockholder under this Agreement.

      10.2 Consent to Jurisdiction. The parties hereto and each other Stockholder irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby.

      10.3 Amendments; Waivers. No amendment to this Agreement shall be effective unless it shall be in writing and signed by the parties hereto and any other Stockholders of SVGL. Any failure of a Person to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Person entitled to the benefits thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. The rights and remedies of each of the parties hereto and any other Stockholders of SVGL hereunder are cumulative and are not exclusive of any rights or remedies such Person would otherwise have.

      10.4 Notices; Consents and Approvals.


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
            (a) All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or three days after being mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a Person as shall be specified by like notice to the parties hereto and nay other Stockholders of SVGL):

            (i)   if to IBM,
                  International Business Machines Corporation
                  Microelectronics Division
                  P.O. Box 1580
                  Hopewell Junction, NY 12533
                  Attention: M. J. Attardo
                             General Manager

                  with copy to:

                  International Business Machines Corporation
                  Microelectronics Division
                  P.O. Box 1580
                  Hopewell Junction, NY 12533
                  Attention: John T. Higgins
                             Associate General Counsel

            (ii)  if to SVGL,

                  SVG Lithography, Inc.
                  77 Danbury Road
                  Wilton, Connecticut 06897
                  Attention: President

                  with copy to:

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, California 94304-1050
                  Attention: Larry W. Sonsini

            (iii) if to SVG,


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
                  Silicon Valley Group, Inc.
                  101 Metro Drive, Suite 400
                  San Jose, California 95110
                  Attention: President

                  with a copy to:

                  Wilson Sonsini Goodrich &Rosati
                  650 Page Mill Road
                  Palo Alto, California 94304-1050
                  Attention: Larry W. Sonsini

            (b) Any consent or approval required to be obtained hereunder from any party (or any action that is required hereunder to be acceptable to a party before it may be undertaken) shall be deemed not to have been given (and such action shall be deemed not to have been acceptable) unless such consent or approval or acceptance is evidenced by a writing signed on behalf of such party by one of the following officers or employees (or such other Person as shall be specified in a written notice from such party to all other parties):

            (i)   In the case of IBM:

                        IBM Microelectronics Division General Manager or any Vice President

            (ii) In the case of SVGL:

                        The President

            (iii)In the case of SVG:

                        The President or any Vice President Without limiting the generality of the foregoing, resolutions adopted by the Board of Directors of SVGL (whether at


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
a meeting or by written consent) shall not constitute any such consent or approval, which consent or approval must be separately obtained.

      10.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

      10.7 Entire Agreement. This Agreement and the Stock Purchase Agreement contain the entire agreement and understanding among the parties hereto with respect to matters covered hereby and supersede all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof prior to the date hereof, except as specifically set forth in the Stock Purchase Agreement.

      10.8 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdictions, such invalidity, illegality or unenforceability shall not affect any other provision hereof.


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
      10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflict of laws principles of such state, except as to matters required by applicable law to be governed by and construed in accordance with the General Corporation Law of the State of Delaware.

      10.10 Specific Enforcement; Injunctive Relief. The parties and any other Stockholders of SVGL acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement. Therefore, the obligations of the parties and any other Stockholders of SVGL hereunder shall be specifically enforceable and each of SVGL, SVG and IBM and any other Stockholders of SVGL agree that each of them shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any party from committing any violations of the provisions of this Agreement.

      10.11 Governmental Approval. The period of time provided in this Agreement for the closing of the purchase of securities by any party shall be extended, at the option of the purchaser, for a period not to exceed six months beyond the end of the applicable exercise period, as and if necessary in order to permit such purchaser to comply with all applicable laws, rules and regulations of any Governmental Authority provided the


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
purchaser uses its reasonable best efforts to obtain such approvals as soon as practicable. Notwithstanding anything to the contrary herein, such purchaser may elect not to proceed with such purchase if, in its good faith opinion, such compliance would be burdensome or unduly expensive.

      10.12 SVG Pledge. (a) Notwithstanding anything herein to the contrary, SVG may pledge all, or any portion of, its right, title and interest in the Common Stock, Voting Securities or other equity interest in SVGL now owned or hereafter acquired and, in connection therewith, may assign its right, title and interest in and to this Agreement and/or the Stock Purchase Agreement (collectively, the "Collateral") to any commercial bank lender of group of lenders to SVG (individually and collectively, a "Lender"), to secure (along with a security interest in substantially all of SVG's other assets) SVG's obligations under a loan agreement (the "Loan Agreement") between SVG and any such Lender, provided, however, that any such Lender shall agree in a writing in substantially the form attached hereto as Exhibit A that (i) the Lender's respective rights in the Collateral (and those of any subsequent transferee of the Collateral) shall be subject to all of the rights and obligations of the Stockholders under this Stockholders Agreement, except that the Lender (or such transferee) shall have no obligation to make any payment required by this Agreement or to purchase any further interest in


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
SVGL, (ii) the Lender will take action to foreclose its interest in the Collateral only concurrently with or subsequent to other action to generally foreclose upon other collateral held by the Lender securing the Loan Agreement (i.e., concurrently with or subsequent to actions such as foreclosure upon the share of other Subsidiaries of SVG or its successor, providing notices to the obligors on accounts receivable to make payments directly to the Lender, institution of proceedings to foreclose on equipment, providing notices to bailees of cash equivalent accounts to hold funds, and the like), except to the extent that so to do would, in the Lender's reasonable judgment, impair or threaten to impair the Lender's interest in any material item of Collateral as a result of any legal consequences arising from the order in which the Collateral shall be realized upon (iii) all votes to be taken by the Stockholders following the Lender's acquisition of voting power with respect to the Collateral shall be required to be unanimous among the Stockholders before the subject action shall be deemed approved except that the Lender will be entitled to elect one director to SVGL's board of directors, such nominee to be subject to the prior written consent of IBM, which consent shall not be unreasonably withheld, (iv) if the Lender shall, upon any default, propose to retain the Collateral in satisfaction of the obligations secured thereby or determine to purchase the Collateral at any public or private sale or


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
otherwise acquires the Collateral, such retention, purchase or other acquisition and any subsequent disposition by such Lender shall not be subject to the provisions of Article III for a period of five years from the date such Lender so acquires the Collateral, (v) the Lender agrees to grant IBM the option (exercisable by IBM by written notice to the Lender and all Stockholders) to purchase for cash (without recourse to the transferor) all but not less than all of the Collateral acquired by the Lender in any foreclosure or otherwise, at any time and from time to time following such acquisition, the purchase price for the purchase of such Collateral being the appraised value determined in accordance with Section 4.1 of this Agreement as if an SVG Change in Control had occurred, except that the Lender shall act in the stead of SVG for purposes of selecting the investment banking firm referred to therein, the closing of such purchase to take place within 15 days following such determination (subject to 10.11 hereof), and if any such notice exercising such option shall be given by IBM, then the other shall have 30 days (and no more than 30 days) from receipt of such notice by the party exercising such option, to exercise its option to purchase the Collateral hereunder and the pro rata share to be purchase by IBM in such event shall be determined pursuant to Section 3.3 hereof, (vi) the Lender shall agree to a confidentiality agreement pertaining to SVGL substantially in the


                                                                IBM Confidential
form furnished by SVG to the other parties hereto concurrently herewith and each Lender shall also agree that it will not transfer any interest in the Collateral (whether by sale, participation or otherwise) to any other Person who shall not have entered into such a confidentiality agreement and (vii) the Lender shall not have access to any information which in the reasonable judgment of the SVGL or IBM is proprietary technological or other nonfinancial operation information of SVGL or IBM. The agent acting on behalf of the Lender with respect to the Collateral shall at all times not be a Competitor of IBM (determined without reference to the last proviso of the definition of such term).

            (b) IBM agrees that (i) the pledge by SVG to any Lender of the Collateral pursuant to the terms hereof and (ii) the retention, purchase or other acquisition by any Lender (but no other Person) of any of the Collateral foreclosed upon by any Lender and (iii) the subsequent disposition by the Lender of any of the Collateral to another Person in a transaction in which IBM has been afforded by the Lender a right of first refusal to purchase such Collateral, but has not elected to purchase the same, shall not, by virtue of
(X) such foreclosure or (Y) any Lender or any other such Person so obtaining beneficial ownership of such Collateral, give rise to the right of IBM to terminate the Environmental Matters Agreement. The right of first refusal


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                                       49
described in the preceding sentence shall be effected by a written notice from the Lender to IBM specifying the identity of the proposed purchaser of the Collateral and the price and other material terms on which the Lender proposes to sell or transfer such Collateral, after receipt of which notice IBM shall have 30 days to elect, by written notice to the Lender, to purchase all, but not less than all, of such Collateral at the price and on the terms described in such notice from the Lender, the closing of such purchase to occur within 15 days of the Lender's receipt of IBM's notice of election to purchase such Collateral, subject to the provisions of Section 10.11 hereof. In the event that IBM shall fail to deliver such a written notice to the Lender within such 30 day period, or, if IBM has delivered such notice, but shall fail to tender the required purchase price for the Collateral within such 15 day period, subject to
Section 10.11 hereof, then the Lender shall be fee to sell the Collateral in the transaction described in the original notice from the Lender. This Section 10.12(b), however, shall not affect or diminish IBM's other rights or remedies under any other agreement or otherwise or, except as set forth in the preceding sentence, limit or act as a waiver of IBM's rights or remedies under any other agreement or otherwise, nor shall it affect IBM's rights under this Agreement with respect to any Collateral which shall be transferred by any Lender to another Person.


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                                       50

            (c) SVG consents to the grant of the option by any Lender contemplated to be granted pursuant to Section 10.12(a) and the purchase price for the Collateral contemplated thereby.

            (d) Each Stockholder agrees that the provisions of Article III shall not apply to the grant of the option by any Lender referred to in Section 10.12(a) or to the exercise by IBM of its or their rights in respect thereof.

            IN WITNESS WHEREOF, the parties have caused this Stockholders Agreement to be duly executed as of the date first written above.

                              INTERNATIONAL BUSINESS MACHINES
                              CORPORATION

                              By: /s/ Patrick J. Glennon
                                  ---------------------------------
                                    Patrick J. Glennon
                                    Manager of Business Alliance and
                                    Headquarter Operations
                                    March 18, 1997

                              SVG LITHOGRAPHY, INC.

                              By: /s/ Russell G. Weinstock
                                  ---------------------------------
                                    Russell G. Weinstock
                                    Vice President and Chief
                                    Financial Officer
                                    March 18, 1997

                              SILICON VALLEY GROUP, Inc.

                              By: /s/ Russell G. Weinstock
                                  ---------------------------------
                                    Russell G. Weinstock
                                    Vice President and Chief
                                    Financial Officer
                                    March 18, 1997


                                                                IBM Confidential

Exhibit A

                                LETTER AGREEMENT

FROM:       [LENDER]

TO:         International Business Machines Corporation

RE: Stockholders Agreement dated as of March __, 1990 (the "Stockholders Agreement"), among SVG Lithography, Inc. (the "Company"), Silicon Valley Group, Inc. ("SVG"), and International Business Machines Corporation ("IBM"). Capitalized terms used herein and not defined herein have the meanings assigned in the Stockholders Agreement.

DATE:       ________________

Dear Sirs:

                                                                IBM Confidential

            We hereby agree with IBM as follows:

      1. We agree that our interest in the Collateral shall be subject to the terms and provisions of Paragraph 10.12(a) of the Stockholders Agreement, which are, mutatis mutandis, hereby incorporated herein by reference.

      2. We hereby confirm the grant to IBM of the option in respect of the Collateral described in Paragraph 10.12(a) of the Stockholders Agreement.

      3. We agree, effective upon our acquisition of ownership of the Collateral pursuant to a foreclosure or otherwise of all or any part of the Collateral, to be bound by, and that the ownership of such Collateral shall be subject to, all the terms and conditions of the Stockholders Agreement applicable to a Stockholder generally, but in no event shall we have any obligation to make any payment required by the Agreement or to purchase any further interest in the Company.

      4. All notices and communications under this Letter Agreement shall be in writing, mailed by registered or certified mail (return receipt requested), postage prepaid to the party at its address (or at such other addresses as shall be specified in a like notice to the other party) set forth below its signature.

      5. The provisions of Sections 10.7, 10.8, 10.9 and 10.10 of the Stockholders Agreement are, mutatis mutandis, hereby incorporated herein by reference.

                                                                IBM Confidential

                                    Very truly yours,

                                    [LENDER]

                                    By:_____________________
                                       Title:
                                       Address:

Accepted and Agreed as of
the date first above written:

INTERNATIONAL BUSINESS MACHINES
      CORPORATION

By:____________________________
   Title:
   Address:


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